EXHIBIT 10.1

SEVERANCE AGREEMENT AND WAIVER AND GENERAL RELEASE OF CLAIMS

This Severance Agreement and Waiver and General Release of Claims (“Agreement”) is entered into by and among Stage Stores, Inc. on behalf and for the benefit of such entities and such entities’ parents, subsidiaries, affiliates, predecessors, successors and assigns and any and all of those collective entities’ respective past and present officers, directors, employees, agents, partners, stockholders, insurers, attorneys and benefit plans (collectively referred to in this Agreement as “Stage”) and Steven Hunter (“Executive”) in connection with the Executive’s submission of his written notice of resignation and the resulting termination of his employment agreement, effective July 29, 2019 (“Separation Date”).
Purpose of Agreement
1.    The purpose of this Agreement is to provide the Executive a severance payment in connection with his separation from employment in exchange for the resolution of any and all potential or actual disputes, claims, differences, and causes of action the Executive and Stage may have with or against the other and for the Executive’s additional ongoing obligations to Stage described in this Agreement.
Termination of Agreements
2.    The Executive agrees and acknowledges that his Employment Agreement dated May 11, 2017 has been terminated pursuant to Section 4.5. Specifically that the Executive has voluntarily and freely provided written notice of termination and that Stage has accepted said notice and terminated the employment agreement effective July 29, 2019. The Executive acknowledges, agrees and reiterates his obligation to comply with all post termination provisions under said agreement. The Executive also acknowledges and agrees that the Incentive Award Agreement dated March 27, 2018 is likewise terminated and that he has been paid all monies due under said agreement with no future payments due or owing post-termination.
Severance Payment
3.     Subject to the terms and conditions of this Agreement, including the Executive’s on-going obligations to Stage, and provided the Executive has not exercised his right to revoke this Agreement pursuant to Paragraph 10 below, Stage agrees to pay to and provide the Executive a severance payment that, apart from this Agreement, the Executive is not otherwise entitled to receive, as follows: a payment in the gross amount of $40,000.00 (the “Severance Payment”), which shall be subject to all required and appropriate taxes and withholdings, no later than 14 days after the expiration of the Revocation Period (described in Section 10, below).
Wages and Benefits through the Separation Date
4.    The Executive agrees that he has been paid all wages or other monetary amounts due and owing to him from Stage except as set forth in this Agreement. This Agreement does not affect the Executive’s entitlement to receive (a) wages accrued during the final pay period immediately prior to and through the Separation Date (subject to all required and appropriate taxes and withholdings); (b) any health, dental and vision benefits which the Executive is currently receiving under the applicable Stage plan or policy as of and through the Separation Date; (c) any other applicable benefit plan payments for accrued/vested benefits as of and through the Separation Date; and (d) any reimbursement for authorized business expenses incurred prior to and through the Separation Date. Executive acknowledges and agrees that he is not eligible nor entitled to any bonus or additional compensation for fiscal year 2019. Executive shall be entitled to exercise any vested equity awards subject to and consistent with the terms of any applicable plan and award agreement, Stage’s Insider Trading Policy for Reporting Persons, and applicable law. Executive acknowledges that he shall not be entitled to vesting of any equity awards or other rights as of and after the Separation Date and that all such unvested equity awards or other rights will be forfeited as of the Separation Date.
Claims That Are Being Released by this Agreement
5.    Stage, along with its affiliated entities, partners shareholders, members, owners, officers, directors, managers, insurers, attorneys, consultants, agents and employees and the Executive, on behalf of himself and his heirs, executors, administrators, successors, representatives, attorneys and assigns, agree to and do hereby release and forever discharge the other from any and all claims, liabilities, lawsuits, debts, obligations, promises, covenants, agreements, controversies, damages, expenses and causes of action, known or unknown, fixed or contingent, which they may have or claim to have arising up to and through the date this Agreement is signed (“General Release”). Such released claims include, but are not limited to, any and all claims that pertain to or relate to the Executive’s employment with Stage, his separation of employment from Stage, and specifically include, but are not limited to, any claims which the Executive may have or have had against Stage arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Fair Labor Standards Act of 1938, the Pregnancy Discrimination Act of 1978, the Equal Pay Act of 1963, the National Labor Relations Act of 1935, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Americans with Disabilities Act Amendment Act, the Employee Retirement Income Security Act of 1974, the Veterans Reemployment Rights Act, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, and the Worker Adjustment and Retraining Notification Act of 1988 (all as amended from time to time). The General Release also includes claims of discrimination, harassment or retaliation, including alleged wrongful discharge based upon race, color, gender, age, national origin, marital status, religion, sexual orientation, appearance, handicap, disability (including failure to accommodate), military status, other protected status or based upon any other factor that he has alleged or could have alleged against Stage under any applicable federal, state or local law or regulations (including common law).
The General Release also includes, but is not limited to, any and all claims in tort or contract based upon any other federal, state or local law or regulation (including common law), including but not limited to, any claim for breach of contract (express or implied), interference with contracts or other business advantages, promissory estoppel, defamation, infliction of emotional distress, workplace exposure, fraudulent inducement or misrepresentation, discrimination, harassment or retaliation, as well as claims of constructive discharge, wrongful termination, “whistleblower” or other claims on any other basis or alleged status under any federal, state or local law or regulation, and public policy exceptions to at-will employment (i.e., claims for wrongful discharge in violation of common law and any other state or local equivalents) and all claims that are waivable by law under the Fair Labor Standards Act of 1938. The General

Release also includes any claims based on pension, benefit, welfare, equity or stock plans, or that he was denied any money, leave, or any other term of employment (other than sums due pursuant to this Agreement or as described in Paragraph 4 above) including any claims for bonuses or incentive payments.
Stage and the Executive agree that this Agreement shall be construed to waive any and all claims to the maximum extent allowed by law. Stage and the Executive further promise that they will never sue the other based on any and all claims arising up to and through the date this Agreement is signed.
Permitted Claims and Conduct
6.    This Agreement does not release any claims that may not be released as a matter of law, and this Agreement does not waive claims or rights that arise after the Executive signs this Agreement. Further, this Agreement will not prevent the Executive from doing any of the following:
(a)    Seeking unemployment compensation, state disability insurance or workers’ compensation benefits from the appropriate agency of the state in which the Executive lives or worked;
(b)     Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state. However, by signing this Agreement, the Executive is waiving, to the fullest extent permitted by law, the right to receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class, representative or individual charges in part or entirely on the Executive’s behalf. The Executive will not seek, will not be entitled to recover, and agrees to waive any monetary benefits or recovery against Stage in connection with any such claim, charge or proceeding from any action against Stage before any federal, state or local administrative agency or before any federal, state or local court, for allegations arising up to and though the date of his signature on this Agreement, without regard to who has brought such complaint, lawsuit or charge; or
(c)    Nothing in this Agreement is intended to prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In addition, Employee does not need the prior authorization of the Company to make any such reports or disclosures, nor is Employee required to notify the Company that Employee has made such reports or disclosures. This Agreement does not limit Employee's right to receive a whistleblower reward or bounty for providing information to the Securities and Exchange Commission.

The Executive’s On-going Obligations
    7.    (a)     The Executive agrees not to opt-in or become a member of any class, representative and/or collective action involving or suing Stage, for allegations up to and through the date the Executive signs this Agreement. If the Executive becomes a member of such a collective, representative and/or class action, the Executive agrees to be dismissed immediately and/or opt-out of such suit and not participate further in any such suit, unless otherwise required by law. If the Executive receives a subpoena or court order or is otherwise required to participate in any proceeding against Stage, except as provided in Paragraphs 6(b) and (c), the Executive agrees to notify Stage by e-mail to legalnotices@stagestores.com within 5 days if the participation is to occur no earlier than 7 days or within 24 hours if the participation is to occur within fewer than 7 days. This notification must be given before the Executive responds to any subpoena or court order, including providing information or documentation or participating in any proceedings.
(c)     The Executive agrees to voluntarily assist Stage upon its request in any litigation, arbitration, administrative proceedings, governmental inquiries, internal or external investigations or other matters of which he has knowledge or relevant information based on his prior employment or otherwise. This obligation shall include being available for interviews, depositions and/or testimony without the need for a subpoena.
(d)     The Executive agrees not to defame, disparage or make statements at any time in the future that could embarrass or cause harm to Stage. This obligation applies to communications with the current, former or prospective employees, vendors and customers of Stage, to the press and media and to the general public and includes both verbal and written or electronic statements, texts and any postings on social media sites. Nothing in this Paragraph or elsewhere in this Agreement is intended to prevent or prohibit the Executive from giving testimony or participating in any investigation with the Equal Employment Opportunity Commission (or other government agency), as more fully set out in Paragraphs 6(b) and (c) above.
(e)     Except as provided in Paragraphs 6(b) and (c), the Executive agrees that he will not at any time in the future make any independent use of or disclose to any other person or organization, any of Stage’s confidential information, proprietary information or trade secrets. This shall apply to any information which is of a special and unique value and includes, without limitation, both written and unwritten information relating to operations and marketing; business planning and strategies; finance; accounting; costs of providing goods or services; operating and maintenance costs; and pricing matters. This obligation regarding Stage’s confidential information, proprietary information or trade secrets is in addition to, but does not replace, any prior agreement between the Executive and Stage regarding confidentiality.
Consultation With an Attorney
8.    The Executive is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, the Executive acknowledges that the Executive has consulted, or had sufficient opportunity to consult with, an attorney of the Executive’s choosing, if any, and that the Executive is not relying on any advice from Stage, its agents or attorneys in executing this Agreement.

Time Period to Consider and Revoke this Agreement
9.    The Executive has 21 days from the date he first received this Agreement to consider whether to enter into this Agreement. If this Agreement is not signed by the Executive and returned to Stage’s Legal Department by mail to the attention of the General Counsel at 2425 West Loop South, 11th Floor, Houston, TX 77027 or by email to legalnotices@stagestores.com by 5:00 p.m. Central Time on the 21st day following the Executive’s receipt of this Agreement, then this Agreement becomes null and void and will have no force or effect. If this Agreement is signed by the Executive prior to the expiration of the 21 days, the Executive certifies and agrees that the decision is knowing and voluntary and is not induced by Stage through (a) fraud, misrepresentation or a threat to withdraw or alter the offer, or (b) an offer to provide different terms in exchange for signing this Agreement before the end of such 21 day period. Additionally, if executed by the Executive prior to the expiration of the 21 days, the Executive will be considered to have voluntarily waived any remaining time otherwise available in which to consider this Agreement.
10.     The Executive is entitled to revoke this Agreement during a period of 7 days following his signing this Agreement (the “Revocation Period”). This Revocation Period cannot be waived by the Executive or Stage, with the result that this Agreement shall not be considered to have become an enforceable agreement until the expiration of the Revocation Period. If the Executive elects to revoke this Agreement within such time period by giving notice to Stage, then this Agreement becomes null and void and will have no force or effect.
11.     To revoke this Agreement, the Executive must deliver written notice of revocation to Stage’s Legal Department by mail, courier or personal delivery to the attention of the General Counsel at 2425 West Loop South, 11th Floor 77027 or by email to legalnotices@stagestores.com within 7 days after the Executive executes this Agreement. The Executive understands that, upon delivery of such revocation, this Agreement shall terminate and become null and void and the Executive will not be entitled to the severance payment or any other benefits under this Agreement.
12.    The Executive acknowledges that this Agreement will not take effect until the Revocation Period has expired without this Agreement having been revoked. As a result, until this Agreement becomes irrevocable, Stage shall have no obligation to make any of the payments, provide any of the benefits or take any of the other actions required by this Agreement. If this Agreement is not revoked within the Revocation Period, then this Agreement will become fully binding upon Stage and the Executive.
Breach of Release
13.    The Executive agrees that in the event he may attempt to revoke or rescind this Agreement at any time after the 7th day following his execution, including but not limited to any attempt to assert any employment related claims against Stage, he shall immediately return to and/or reimburse Stage the Severance Payment provided by Stage under this Agreement, and the Executive shall have no right to receive any other benefits under this Agreement.
Confidential Agreement
14.    The Executive understands and agrees that all discussions or negotiations of this Agreement, the Severance Payment provided under this Agreement and all other terms and conditions of this Agreement have been and shall be kept strictly confidential, and have not been and shall not be disclosed (directly or indirectly) to any person for any reason, except to the Executive’s legal or financial adviser or the Executive’s immediate family, both of which shall be advised of the confidential nature of the information. The Executive may also disclose this Agreement and its terms to the Equal Employment Opportunity Commission or any other government agency, or to a person as required by law. In the event any improper disclosure or other breach of confidentiality by the Executive or any of the individuals to which disclosure is permitted under this Paragraph, the Executive acknowledges and agrees that Stage may take legal action to enforce the terms and conditions of the Agreement and, in addition, shall be entitled to a refund or repayment of the Severance Payment provided by Stage under this Agreement, with the exception of 10% of the Severance Payment, which shall be considered adequate and sufficient consideration for claims released pursuant to this Agreement.
Additional Representations by the Executive
15.    The Executive represents that (a) as of the date that he signs this Agreement, he has not filed any lawsuits against Stage or that, if he has done so, those suits have been dismissed with prejudice; (b) he has sustained no injuries during the course of his employment with Stage that he has not previously reported prior to the date the Executive signs this Agreement; (c) he has returned to Stage all property, files, records, keys, identification badges, computers, portable media, credit cards or other items belonging to Stage; and (d) except as set out in this Agreement, the Executive has been fully compensated for all wages (including regular pay, bonuses, incentive award payments, overtime and other payments) and benefits, and that he is not due any vacation or sick pay, or other compensation, remuneration or benefits of any kind including bonus or incentive payments.
No Admission of Claims or Liability
16.    By entering into this Agreement, Stage does not admit to the breach of any contractual or other promises to the Executive, and does not admit to the violation of any federal, state, local or other law, regulation, ordinance or rule, including, but not limited to, those laws referred to in this Agreement, and any claimed breaches or violations are hereby specifically denied. The Executive and Stage agree that this Agreement shall in no way be construed as an admission that the Executive has any claims against Stage or that there is any liability to or wrongdoing on the part by Stage with regard to the Executive.
No Representations
17.    Except for representations specifically made in this Agreement, it is understood and expressly agreed that each party has relied solely on hi own independent analysis of the facts and that he has not been influenced in any way whatsoever in executing this Agreement by any representations made by the other or the other’s attorneys or representatives.
Resolution of Disputes
18.    The Executive acknowledges and agrees that he is bound by the Stage Stores Dispute Resolution Program, which requires that any dispute between the Executive and Stage be resolved through the internal company procedures, mediation or final and binding arbitration. No such dispute or claim can be taken to court or heard by a jury. The Executive agrees that this includes any dispute arising out of the Agreement or the Executive’s employment with Stage.

Governing Law
19.    The parties agree that this Agreement shall be governed by the substantive laws of the State of Texas, without regard to conflicts of law, and by federal law where applicable, for example with regard to the arbitration of disputes pursuant to Paragraph 18 above. The parties agree that any and all actions for injunction or other equitable relief pending arbitration pursuant to Paragraph 18 must and shall be brought in the state and federal courts located in Harris County, Texas.
Authority
20.    The Executive represents and warrants that no other person or entity has had, nor does any other person or entity now claim, any interest in any of the claims, demands, rights or obligations stated, covered or referred to in this Agreement; that the Executive has the sole right and exclusive authority to execute this Agreement and to receive consideration therefor; and that the Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of his/her claims, demands, rights, or obligations stated, covered or referred to in this Agreement.
Severability
21.    The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, such provision shall be treated as severable and this Agreement shall be construed as if the invalid provision had not been included herein.
Entire Agreement
22.    The parties agree that this Agreement contains the entire agreement and understanding between the Executive and Stage with respect to the Executive’s separation from employment, severance benefits and any and all disputes or claims that the Executive has, or could have had, against Stage, and supersedes all other agreements between the Executive and Stage with regard to such topics. This Agreement shall not be changed unless in writing and signed by both the Executive and an authorized representative of Stage.

SIGNATURE PAGE FOLLOWS

THIS AGREEMENT AFFECTS IMPORTANT LEGAL RIGHTS AND CONTAINS A WAIVER AND GENERAL RELEASE OF ALL OF THE EXECUTIVE’S KNOWN AND UNKNOWN CLAIMS UP TO AND THROUGH THE DATE THE EXECUTIVE SIGNS IT. PLEASE READ THIS AGREEMENT CAREFULLY AND CONSULT WITH AN ATTORNEY BEFORE SIGNING.

STEVEN HUNTER	SPECIALTY RETAILERS, INC.

______________________________	By:________________________________

Date:__________________________	Name:______________________________

Title:_______________________________

Date:_______________________________

STAGE STORES, INC.

By:________________________________

Name:______________________________

Title:_______________________________

Date:_______________________________